EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TPT Global Tech Announces the Acquisition of Geokall Mobile, A UK-Based Mobile eSIM Technology Company

Expanding Global Connectivity Solutions 200+ Countries

San Diego, California (November 02, 2023) - TPT Global Tech, Inc. (OTCPink:TPTW) www.tptglobaltech.com, a leading technology company located in San Diego, CA, announces its strategic acquisition of Geokall Ltd, www.geokall.com a  UK-based technology provider of global eSIM connectivity solutions. This exciting development marks a significant step forward for both companies, enhancing their capabilities and strengthening their positions in the telecommunications industry. The TPT Geokall deal was an all-stock transaction where Geokall Shareholders will receive $1M USD in TPT Global Tech Series E Preferred convertible stock.

Geokall Ltd provides cutting-edge International  Roaming eSIM and Hard SIM services or  technology and IoT solutions with 5G, 4G  mobile networks that interconnects across 200 + countries. With this acquisition, TPT Global Tech aims to leverage Geokall's expertise, fostering synergies between its existing products, TPT Global Tech’s VuMe Super App, and Geokall's innovative offerings. Geokall's state-of-the-art eSIM solutions, including the groundbreaking GeoKall DualCam and plug & play tracker GKFMP100, complement TPT Global Tech's commitment to driving advancements in Smart City and Mobile connectivity technologies worldwide.

The collaboration between TPT Global Tech, VuMe, and Geokall promises a seamless integration of cutting-edge technologies. By combining their strengths, the companies intend to offer new developments in the telecom industry, with enhanced services to businesses and consumers worldwide. Geokall's Global Mobile Virtual Network Enabler/Aggregator services, coupled with TPT Global Tech's experience, we believe, will allow offerings to customers of innovative solutions and unparalleled connectivity options.

The integration of Geokall's extensive global network and eSIM solutions into TPT's portfolio is expected to drive and create new revenue streams. As the combined entity expands its presence across 200+ countries, it is poised to seek a larger share of the global telecommunications market.

Commenting on the acquisition, Stephen J. Thomas III, CEO of TPT Global Tech, expressed enthusiasm about the future possibilities. "We are excited to welcome Geokall, a UK-based leader in global connectivity solutions, into the TPT Global Tech family. This acquisition not only expands our technological capabilities but also strengthens our global presence. By merging Geokall's expertise with our existing offerings, we believe that we are well-positioned to revolutionize the telecom landscape, providing seamless connectivity solutions to businesses and consumers across the globe."

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Geokall's commitment to innovation aligns seamlessly with TPT Global Tech's vision for the future. As the companies join forces, they are poised to set new industry standards, offering cutting-edge solutions that cater to the evolving needs of the digital age.

About Geokall Mobile: A Global Roaming Solution for Seamless Connectivity

Geokall Mobile™ eSIM revolutionizes global connectivity, offering unparalleled coverage in many countries across 4G, 3G, and 2G networks. This cutting-edge eSIM enables DATA Roaming with Unlimited and Pay As You Browse plans, as well as seamless VOICE calls, SMS, MMS, and Social Media Call and Chat through popular mobile apps like WhatsApp, Messenger, and Skype on your Smartphone/Tablet/Device.

The Geokall Global eSIM, represented by +44UK Global IMSI MSISDN telephone number profile, ensures comprehensive coverage, spanning major countries such as the USA, UK, Canada, Brazil, France, Germany, Australia, and many more. Additionally, you can integrate Local Phone Numbers or DID from 70+ countries, enhancing your global reach and connectivity.

Geokall Ltd, a leading Global Mobile Virtual Network Enabler/Aggregator, offers not just eSIM solutions but also Smart SIMs tailored for DATA, Voice, and SMS, covering perhaps up to 230+ countries through up to 550+ GSM Network Partners. The company specializes in IoT (Internet of Things) Architectural Design, Setup, and Deployment Services for Enterprise IoT MVNOs, both on Cloud and On-Premise platforms.

The commitment to innovation is reflected in products like GeoKall DualCam and plug & play tracker GKFMP100, transforming industries such as logistics, car sharing, and agriculture. With a focus on IoT in the Telecom Industry, state-of-the-art eSIM and IoT Platform adhere to GSMA standards, offering cost-effective, secure, and efficient solutions for telcos, enterprise customers, and end-users alike.

Geokall Ltd is a UK-based provider of global connectivity solutions, specializing in eSIM technology and IoT solutions. With a diverse portfolio, including GeoKall DualCam and plug & play tracker GKFMP100, Geokall offers state-of-the-art solutions designed to transform various industries. Geokall's expertise lies in enabling businesses and individuals to stay connected effortlessly, regardless of geographical boundaries.

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About TPT Global Tech, Inc.

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.

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